Exhibit 10.1
CA, Inc.
Summary Description of Director Compensation
On July 27, 2010, the Board of Directors of CA, Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee of the Board, modified the compensation arrangements for the non-employee directors of the Company, effective as of the beginning of the fiscal year on April 1, 2010. The following table shows the annual fees for our non-employee directors.

	Fee Prior to	Fee Effective
Annual Fee Description	April 1, 2010	April 1, 2010
Non-Employee Director	$175,000	$275,000
Chairman of the Board	$175,000	$100,000
Audit Committee Chairman	$25,000	$25,000
Compensation and Human Resources Committee Chairman	$10,000	$15,000
Compliance and Risk Committee Chairman	$10,000	$10,000
Corporate Governance Committee Chairman	$10,000	$10,000
In establishing the changes to non-employee director’s fees, the Board undertook a process involving considerable collaboration with Towers Watson, the independent compensation consultant who advises the Compensation and Human Resources Committee of the Board. At the recommendation of the Compensation and Human Resources Committee, Towers Watson was engaged to assist the Corporate Governance Committee and the Board with their deliberations by providing competitive market data and advice. The data provided by Towers Watson indicated, among other things, that the Board and its committees met, on average, more frequently than the boards and committees of the companies that comprise the Company’s peer group, while the fees received by the Company’s non-employee directors prior to the approval of the new fee structure were at the 15th percentile of the peer group. The new fee structure results in total fees that rank between the 50th and 75th percentiles of the peer group. The non-employee director's fee had not been increased since August 2005.
The Board also amended the Company’s 2003 Compensation Plan for Non-Employee Directors (the “2003 Plan”). The 2003 Plan previously provided that all non-employee director’s fees were to be paid in the form of deferred stock units, but that a director could elect to receive up to 50% of their director fees in cash. The amended 2003 Plan provides that the Corporate Governance Committee may establish a maximum cash election of less than 50%, starting with elections made for director service years beginning on or after January 1, 2011. The Board, upon recommendation by the Corporate Governance Committee, reduced the maximum cash election applicable to the non-employee director’s fee to $100,000, effective January 1, 2011, so that non-employee directors are required to receive a greater percentage of their non-employee director’s fee in the form of equity.